AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of this      day of      , 2007, among COMMONS V INVESTMENT PARTNERSHIP, a Florida general partnership (“Seller”), TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”) and LANDAMERICA TITLE COMPANY, with the office located at 1920 Main Street, 12th Floor, Irvine, California 92614, Attn: Gale Hunt, Telephone: (949) 930-9307 (“Escrow Holder”).

RECITALS

A. Seller owns certain real property located in Naples, Florida and more specifically described in Exhibit A attached hereto and incorporated herein (the “Land”), commonly known as Commons V Medical Office Building and such other assets, as the same are herein described.

B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

C. The “Effective Date” of this Agreement shall be the date on which this Agreement is fully executed by all parties, as evidenced by the latest date inserted next to the signature block of each party.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1.	Purchase and Sale.

1.1. The purchase and sale includes, and at the Close of Escrow (hereinafter defined) Seller shall sell, transfer, grant and assign to Buyer, Seller’s entire right and interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

1.1.1. The Land, together with all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the Land and all easements, development rights, rights of way, and other rights appurtenant to the Land (all of the foregoing being collectively referred to herein as the “Real Property”);

1.1.2. All leases (the “Leases”), including associated amendments, with all persons (“Tenants”) leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to the Close of Escrow, together with all security deposits, other deposits held in connection with the Leases, Lease guarantees and other similar credit enhancements providing additional security for such Leases;

1.1.3. To the extent owned by Seller, all tangible and intangible personal property located on or used in connection with the Real Property, including, specifically, without limitation, equipment, furniture, tools and supplies, any website maintained by Seller and all related intangibles including Seller’s interest in the common name of the Real Property (the “Personal Property”);

1.1.4. All service contracts, agreements, warranties and guaranties relating to the operation, use or maintenance of the Property (the “Contracts”), to the extent not otherwise required to be terminated hereunder; and

1.1.5. To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (the “Permits”).

2. Purchase Price. The total Purchase Price of the Property shall be FOURTEEN MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($14,100,000.00) (the “Purchase Price”), and payable as follows:

2.1.	Deposit/Further Payments.

2.1.1. Within three (3) business days following the Effective Date, Buyer shall deposit into Escrow (hereinafter defined) the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Initial Deposit”), in the form of a wire transfer payable to Escrow Holder. Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account and shall be the property of Buyer.

2.1.1.1 If this Agreement is not terminated as provided for hereinafter prior to the expiration of the Due Diligence Period (as hereinafter defined), then on or before the day which is two business days following the expiration of the Due Diligence Period, Buyer shall deposit into Escrow the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Additional Deposit”), in the form of a wire transfer payable to Escrow Holder. Escrow Holder shall place the Additional Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account. (The Initial Deposit, and to the extent it has been deposited, the Additional Deposit, shall collectively be referred to herein as the “Deposit”).

2.1.1.2 The Deposit shall be deemed earned by Seller as of the expiration of the Due Diligence Period. The Deposit will be applied to the Purchase Price at Closing, provided, however, the Deposit will be refunded to Buyer in the event there is a failure of a Buyer’s condition precedent as set forth in Section 9 of this Agreement.

2.1.2. On the Close of Escrow, Buyer shall deposit with Escrow Holder to be held in Escrow the balance of the Purchase Price, subject to the prorations and adjustments provided herein, in immediately available funds by wire transfer made payable to Escrow Holder.

2.1.3. If this Agreement is terminated by Buyer in accordance with its terms, the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto.

3.	Title and Survey.

3.1. Title Insurance. No later than five (5) days following the Effective Date, Seller shall order a current title insurance commitment and/or preliminary title report for the Real Property, including legible copies of all items identified as exceptions therein (the “Title Documents”). Seller shall, at Seller’s sole expense, cause the Escrow Agent (also referred to herein as the “Title Company”) to issue an ALTA Owner’s Policy of Title Insurance, together with title policy endorsements as requested by Buyer and available in Florida (the “Title Policy”) for and on behalf of Buyer in the total amount of the Purchase Price and obtainable at standard rates insuring good, marketable and insurable title in and to the Real Property. Buyer shall pay for the cost of the lender title insurance policy, if any. The Title Policy shall be free and clear of exceptions except as follows:

3.1.1.	Real property taxes and assessments, which are a lien not yet due;

3.1.2. The Permitted Exceptions (hereinafter defined) included in the Title Policy and approved by Buyer in accordance with this Agreement.

3.2. Survey. Within five (5) days of the Effective Date Seller shall (a) deliver an existing survey(s) of the Real Property (the “Existing Survey”) to Buyer and (b) order at Seller’s cost and expense an update of the Existing Survey, to ALTA standards (the “Survey”).

4.	Due Diligence Items.

4.1. Seller shall, within five (5) days after the Effective Date (the “Delivery Date”), deliver to Buyer each of the following due diligence items in Seller’s possession or reasonably available to Seller (collectively, the “Due Diligence Items”):

4.1.1. Copies of any and all existing surveys (ALTA, boundary or otherwise) or plats of the Real Property;

4.1.2. Intentionally omitted;

4.1.3. Copies of all Leases presently in effect with respect to the Real Property, together with any amendments or modifications thereof;

4.1.4. A “rent roll” with respect to the Real Property for the calendar month immediately preceding the Effective Date, showing with respect to each Tenant of the Real Property: (1) the name of the Tenant, (2) the number of rentable square feet in Tenant’s premises as set forth in Tenant’s Lease, (3) the current monthly base rental payable by such Tenant, (4) the term of the Lease, (5) any available options for the Tenant under the Lease; and (6) the amount of any security deposit;

4.1.5. Intentionally omitted;

4.1.6. An aging report showing, with respect to each Tenant of the Real Property, the date through which such Tenant has paid rent and a Tenant by Tenant monthly aging report for the preceding twenty-four (24) months;

4.1.7. A list of all contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Real Property, if any, together with copies of the same;

4.1.8. All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Real Property in the possession of Seller or under the control of Seller, if any;

4.1.9. True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.10. A schedule of all current or pending litigation with respect to the Real Property or any part thereof, if any, or otherwise with respect to Seller that might have a material adverse effect on Seller’s ability to perform hereunder, together with a brief description of each such proceeding;

4.1.11. Operating statements for the Real Property for the two prior calendar years and the current year to date, or if shorter, for any periods during which Seller was owner of the Real Property;

4.1.12. Tenant files and records relating to the ownership and operation of the Real Property which shall be made available for inspection by Buyer during ordinary business hours at Seller’s management office;

4.1.13. An inventory of all personal property located on the Real Property which is used in the maintenance of the Real Property or stored for future use with the Real Property;

4.1.14. Intentionally omitted;

4.1.15. Copies of utility bills for the Real Property for the two prior calendar years and the current year to date or if shorter, for any periods during which Seller was the owner of the Property;

4.1.16. 4.1.17. 4.1.18. 4.1.19.	Intentionally omitted; Intentionally omitted; Intentionally omitted; Intentionally omitted; and

4.1.20. All items listed on Schedule 1 attached hereto and by this reference made a part hereof [SCHEDULE 1 SHALL BE EXHIBIT A ATTACHED TO THE LOI].

5.	Inspections.

5.1. Procedure; Indemnity. Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering, title, survey and physical studies of the Real Property at any time from and after the Effective Date and for a period of ten (10) days after receipt of all Due Diligence Items (the “Due Diligence Period”); provided, however, if the Due Diligence Items are not delivered on the Delivery Date, Buyer may, by written notice delivered prior to the conclusion of the Due Diligence Period, extend the Due Diligence Period for a period equal to the associated delay in delivery of such materials beyond the Delivery Date. Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times during the Due Diligence Period in order to conduct tenant interviews (provided Seller is present at such interviews), engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). Buyer agrees to pay all parties promptly and if necessary, promptly discharge any liens that may be imposed against the Real Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections performed by Buyer, except such as may be caused by the negligence or intentional misconduct of Seller or its agents. This paragraph shall survive the Closing of Escrow or earlier termination of this Agreement.

5.2.	Approval.

5.2.1. Buyer shall have until the conclusion of the Due Diligence Period (as the same may be extended in accordance with the terms of this Paragraph 5) to approve or disapprove the Inspections, the Due Diligence Items and Buyer’s evaluation of the Real Property. If Buyer delivers a written notice to Seller and Escrow Holder within the Due Diligence Period disapproving the condition of the Real Property, as determined in Buyer’s sole discretion, this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Real Property except those that specifically survive termination of this Agreement. Buyer shall identify any Contracts that Buyer desires Seller to terminate effective upon the Close of Escrow prior to the Close of Escrow. Upon termination, Escrow Holder shall, without any further action required from any party, return the Deposit to Buyer and return all documents and funds to the parties who deposited the same, and no further duties shall be required of Escrow Holder and Buyer shall provide Seller with a copy of third party reports produced as a consequence of the Inspections.

5.2.2. Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that if this Agreement is terminated for any reason, Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property.

5.3. Procedure for Approval of Title. Buyer shall have the Due Diligence Period to review and approve, in writing, the condition of the title to the Real Property; provided, however Buyer shall have a minimum of thirty (30) days to review the Title Documents and the Survey after Buyer’s receipt of both the Title Documents and the Survey (the “Title Review Period”). Upon request, Buyer will notify Escrow Holder and Seller when Buyer has received both the Title Documents and the Survey so that the Title Review Period can be determined. If the Due Diligence Period is scheduled to expire prior to the Title Review Period, the Due Diligence Period shall be extended automatically to coincide with the expiration of the Title Review Period, and any reference to the Title Review Period and the Due Diligence Period in this Agreement shall mean the same date. If the Title Documents or the Survey reflect or disclose any defect, exception or other matter affecting the Real Property that is unacceptable to Buyer (“Title Defects”), then Buyer shall provide Seller with written notice of Buyer’s objections (“Buyer’s Objections”) no later than the conclusion of the Due Diligence Period; provided, however, if Buyer shall fail to notify Seller in writing within the Due Diligence Period either that the condition of title is acceptable or of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have waived all objections to the matters shown on Title Documents and Survey, except monetary encumbrances affecting the Real Property. Seller may, at its sole option, elect, by written notice given to Buyer within three (3) days following the conclusion of the Due Diligence Period (“Seller’s Notice Period”), to cure or remove the objections made or deemed to have been made by Buyer; provided, however, Seller shall in all events have the obligation to (i) act in good faith in making such election and curing any Title Defects that Seller elects to cure, (ii) specifically remove any monetary encumbrances affecting the Real Property, and (iii) remove any Title Defect that attaches to the Real Property subsequent to the Effective Date. The failure of Seller to deliver written notice electing to cure Buyer’s Objections during Seller’s Notice Period shall be deemed an election by Seller not to cure Buyer’s Objections. Should Seller elect to attempt to cure or remove Buyer’s Objections, Seller shall have fifteen (15) days from the conclusion of the Due Diligence Period (“Cure Period”) in which to accomplish the cure. If Seller elects not to cure or remove any objection, then Buyer shall be entitled to either (i) terminate this Agreement and obtain a refund of the Deposit, or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein and if Buyer elects to terminate this Agreement, Buyer shall provide written notice of its termination to Seller within ten (10) days following the expiration of Seller’s Notice Period. Any exceptions to title accepted or deemed accepted by Buyer pursuant to the terms of this paragraph shall be deemed “Permitted Exceptions”. If the Title Review Period, as extended by the notice and cure periods provided above, extends beyond the Close of Escrow, the Close of Escrow shall be extended accordingly.

6.	Escrow.

6.1. Opening. Purchase and sale of the Property shall be consummated through an escrow (the “Escrow”) to be opened with Escrow Holder within three (3) business days following the Effective Date. This Agreement shall be considered the escrow instructions between the parties, with such further consistent written instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. If there is any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2. Close of Escrow. Escrow shall close at a mutually agreeable date (“Close of Escrow”) within thirty (30) days after the expiration of the Due Diligence Period (as such period may be extended pursuant to Paragraph 5 hereof); provided, however, the Close of Escrow shall be extended in accordance with Paragraph 5.3 herein, as applicable.

6.3.	Buyer Required to Deliver. Buyer shall deliver to Escrow the following:

	6.3.1.	In accordance with Paragraph 2, the Deposit;

6.3.2. On or before the Close of Escrow, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer, and (iii) the only impediment to the Close of Escrow is delivery of such amount by or on behalf of Buyer;

6.3.3. On or before the Close of Escrow, such other documents as the Title Agent or Escrow Holder may reasonably require from Buyer in order to issue the Title Policy;

6.3.4. On or before the Close of Escrow, a counterpart original of an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment Agreement”), duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Leases, Contracts and Permits from and after the Close of Escrow; and

6.3.5. On or before the Close of Escrow, a counterpart escrow agreement attached hereto as Exhibit C.

6.4. Seller Required to Deliver. On or before the Close of Escrow, Seller shall deliver to Escrow or Buyer, as applicable, the following:

6.4.1. A duly executed and acknowledged Grant Deed or Warranty Deed, conveying fee title to the Real Property in favor of Buyer;

6.4.2. A completed Certificate of Non-Foreign Status, duly executed by Seller under penalty of perjury;

6.4.3. Any tax reporting forms, such as an IRS 1099, required by the Escrow Holder or Title Company;

6.4.4. A Bill of Sale, for the Personal Property, if any, in favor of Buyer and duly executed by Seller;

6.4.5. Such other documents as the Title Agent may require from Seller in order to issue the Title Policy;

6.4.6. Tenant’s estoppel certificates and SNDAs as required by and provided for in Paragraph 9.1.5;

6.4.7. A counterpart original of the Assignment Agreement duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Leases, Contracts (to the extent not required to be terminated hereunder) and Permits to Buyer from and after the Close of Escrow;

6.4.8. To Buyer, all keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

6.4.9. A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership as set forth;

6.4.10. To Buyer, the original Leases;

6.4.11. To Buyer, all records and files relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all service contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Real Property; and

6.4.12. a counterpart escrow agreement, attached hereto as Exhibit C.

6.5.	Buyer’s Costs. Buyer shall pay the following:

6.5.1. The Escrow Holder’s fee, costs and expenses, less the amount required to be paid by Seller, as set forth in paragraph 6.6.1 below;

6.5.2. The cost of recording the Deed and any transfer tax;

6.5.3. All other costs customarily borne by purchasers of real property in Naples, Florida, which costs are not being paid by Seller in accordance with the other provisions of this Agreement;

6.5.4. The costs of (i) the mortgagee title policy at the simultaneous title issue rate not to exceed $250.00 and (ii) any title endorsements; and

6.5.5. The Broker’s fees pursuant to Section 21.

6.6.	Seller’s Costs. Seller shall pay the following:

6.6.1. One half (1/2) of Escrow Holder’s fees, costs and expenses, up to a maximum of One Thousand Five Hundred and 00/100 Dollars ($1,500.00);

6.6.2. All Title Company charges, including the costs for the Title Documents and the Title Policy except those set forth in 6.5.4;

6.6.3. All Survey costs in accordance with Paragraph 3 of this Agreement; and,

6.6.4. All other costs customarily borne by sellers of real property in Naples, Florida.

6.7.	Prorations.

6.7.1. Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Close of Escrow with Buyer being deemed the owner of the Property as of the Close of Escrow:

(a) Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Close of Escrow occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the parties shall reprorate within thirty (30) days of the receipt of the tax bill for the current tax year. Upon the Close of Escrow and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Close of Escrow. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Close of Escrow.

(b) Rents. Buyer will receive a credit at the Close of Escrow for all rents collected by Seller prior to the Close of Escrow and allocable to the period from and after the Close of Escrow based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after the Close of Escrow to collect any rent under the Tenant Leases which has accrued as of the Close of Escrow; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after Close of Escrow shall first be applied to the month in which the Close of Escrow occurs, then to any rent due to Buyer for the period after the Close of Escrow and finally to any rent due to Seller for the period prior to the Close of Escrow; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after the Close of Escrow through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Close of Escrow.

(c) CAM Expenses. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at the Close of Escrow and again subsequent to the Close of Escrow, as of the date of the Close of Escrow on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which the Close of Escrow occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Close of Escrow. If Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, Buyer shall be entitled to receive a credit against the Purchase Price for the excess. If Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, Seller shall be entitled to receive any deficit but only after Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof. Seller shall transfer the reserve account containing CAM charges, as prorated herein, to the Buyer at Close of Escrow.

To assist Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, Seller shall deliver to Buyer at the Close of Escrow records of all of Seller’s CAM Charge expenditures.

(d) Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Close of Escrow occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close of Escrow and the number of days in the Current Billing Period from and after the Close of Escrow, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Close of Escrow, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment pursuant to Section 6.7.2.

(e) Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Tenant Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Tenant Leases, shall be credited against the Purchase Price, and upon the Close of Escrow, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Tenant Leases (to the extent the same are required to be refunded by the terms of such Tenant Leases or applicable). .

(f) Leasing Costs. Seller shall receive a credit at the Close of Escrow for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Close of Escrow and which has as its denominator the number of months in the base term of the Lease. Buyer shall receive a credit at the Close of Escrow in an amount equal to all free rent, rent concessions, tenant improvement allowances and leasing commissions with respect to the current terms of Leases in effect as of the Effective Date, to the extent that they have not been fully satisfied as of the Close of Escrow.

(g) Intentionally Deleted.

6.7.2. Calculation; Reproration. Seller shall prepare and deliver to Buyer no later than five (5) days prior to the Close of Escrow an estimated closing statement which shall set forth the costs payable under subsection (d) and the prorations and credits provided for in this section and subsection (e) and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subparagraph. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Close of Escrow. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Close of Escrow (except with respect to CAM Charges and Taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3. Items Not Prorated. Seller and Buyer agree that (a) on the Close of Escrow, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall responsible for arranging for its own insurance as of the Close of Escrow; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Close of Escrow and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Close of Escrow, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Close of Escrow, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. If a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in subparagraph (1)(c) above.

6.7.4. Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

6.7.5.	Survival. This Paragraph shall survive the Close of Escrow.

6.8. Determination of Dates of Performance. Promptly after delivery to Buyer of the Title Documents and Survey, Escrow Holder shall prepare and deliver to Buyer and Seller a schedule which shall state each of the following dates:

6.8.1. The Effective Date;

6.8.2. The date of receipt of the Title Documents and the Survey by Buyer;

6.8.3. The date by which the Title Documents and the Survey must be approved by Buyer pursuant to Paragraph 5;

6.8.4. The Delivery Date pursuant to Paragraph 4.1;

6.8.5. The date by which the Inspections and Due Diligence Items must be approved by Buyer pursuant to Paragraph 5;

6.8.6. The date by which the amounts described in Paragraph 2 must be deposited by Buyer, for which determination Escrow Holder shall assume satisfaction of the condition expressed in Paragraph 2 on the last date stated for its satisfaction; and

6.8.7. The date of the Close of Escrow pursuant to Paragraph 6.2.

If any events which determine any of the aforesaid dates occur on a date other than the date specified or assumed for its occurrence in this Agreement, Escrow Holder shall promptly redetermine as appropriate each of the dates of performance in the aforesaid schedule and notify Buyer and Seller of the dates of performance, as redetermined.

7.	Seller Representations, Warranties, and Covenants.

7.1. Representations and Warranties. Seller hereby represents and warrants as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

7.1.1. Seller is a general partnership duly formed and validly existing under the laws of the State of Florida. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2. Seller has good and marketable title to the Real Property, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

7.1.3. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.1.4. There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

7.1.5. Except as set forth on any schedule of litigation delivered pursuant to Paragraph 4.1.9, there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

7.1.6. Seller has not received any notice of any violations of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Real Property or any portion thereof.

7.1.7. Intentionally omitted.

7.1.8. Seller, to its knowledge, has not experienced any material physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Real Property.

7.1.9. The Seller has not sent or received any written notices regarding current building and use of the Real Property, the subdivision of the Real Property, or any pending, or contemplated, rezoning of the Real Property.

7.1.10. The information in the rent roll attached hereto as Exhibit E (“Rent Roll”) is true, correct, and complete. Seller has or will pursuant to Paragraph 4 and Paragraph 7.3 deliver to Buyer true, accurate and complete copies of all of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property, except as stated in the Rent Roll. There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as shown in the Rent Roll and the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. To Seller’s knowledge, the Leases and any guaranties thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. Neither Seller nor, to Seller’s knowledge, any Tenant is in default under its Lease. To Seller’s knowledge, Seller is in full compliance with all of the landlord’s obligations under the Leases, and Seller has no obligation to any Tenant under the Leases to further improve such Tenant’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month. Each rental concession, rental abatement or other benefit granted to Tenants under the Leases will have been fully utilized prior to the Close of Escrow. To Seller’s knowledge, there is no dispute with any Tenant regarding additional rent. There is no percentage rent due under the Leases and there are no non-cash security deposits associated with the Leases.

7.1.11. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.12. To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property are connected to the Real Property and are adequate to service the Real Property in its present use and normal usage by the Tenants and occupants of the Real Property and are in good working order and repair.

7.1.13. To Seller’s knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

7.1.14. Except for the Leases and the Contracts, there are no agreements or other obligations which may affect the current use of the Real Property. Seller has fully performed all of the obligations required to be performed by Seller under the Contracts, and to Seller’s knowledge, the other parties to the same are not in default thereunder.

7.1.15. The operating statements furnished to Buyer in connection with or pursuant to this Agreement (a) accurately reflect the financial condition of the Real Property as of the date thereof and (b) do not fail to state any material liability, contingent or otherwise, or any other facts the omission of which would be misleading.

7.1.16. Seller has no knowledge of nor received any written notice of violation issued pursuant to any environmental law with respect to the Real Property or any use or condition thereof. There are no above-ground or underground storage tanks, except a liquid oxygen tank owned by Dr. Perlmutter located on the Real Property.

7.1.17. Seller has not released and, to the best of Seller’s knowledge, there has been no release of, any pollutant or hazardous substance of any kind onto or under the Real Property that affects the Real Property or that would result in the prosecution of any claim, demand, suit, action or administrative proceeding against Buyer as owner of the Real Property based on any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. 9601 et seq.

7.2. Indemnity; Survival. The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of the Close of Escrow and shall survive the Close of Escrow for a period of ninety (90) days and shall not be merged as of the date of the Close of Escrow hereunder. Seller shall indemnify and defend Buyer against and hold Buyer harmless from, and shall be responsible for all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorney’s fees, in an amount that may be suffered or incurred by Buyer, including any third party due diligence expenses incurred by Buyer, if any representation or warranty made by Seller is untrue or incorrect in any material respect when made. Seller shall fund an escrow at the Close of Escrow to be held by Escrow Agent in the amount of $300,000.00 to secure the indemnities given pursuant to this paragraph. The terms of Seller’s indemnity set forth above with respect to the representations and warranties made herein shall survive for a period of ninety (90) days following the Close of Escrow.

7.3. Covenants of Seller. Seller hereby covenants as follows:

7.3.1. From and after the Effective Date, to cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

7.3.2. From and after the Effective Date, to maintain any building constituting an improvement on the Real Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date.

7.3.3. During a period beginning upon a day which is five (5) business days prior to the end of the Inspection Period and continuing until the Close of Escrow, to not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent, which shall not be unreasonably withheld. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer which shall not be unreasonably withheld. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this paragraph in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be consent. Seller’s execution of a new lease or modification or cancellation of an existing Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder.

7.3.4. From and after the Effective Date, to not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions).

7.3.5. During a period beginning upon a day which is five (5) business days prior to the end of the Inspection Period and continuing until the Close of Escrow, to not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow.

7.3.6. From and after the Effective Date, to fully and timely comply with all obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

7.3.7. From and after the Effective Date, to provide Buyer with monthly rent rolls containing the same information in its rent roll delivered pursuant to Paragraph 4.1.3.

7.3.8. From and after the Effective Date, to provide Buyer with copies of (a) any default letters sent to or received from Tenants and, (b) any copies of correspondence received from a Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

7.3.9. From and after the Effective Date, to use diligent efforts to obtain subordination, attornment and non-disturbance agreements and estoppel certificates from all tenants, on the form provided by Buyer.

7.3.10. From and after the Effective Date, to operate the Real Property from and after the date hereof in substantially the same manner as prior thereto.

7.3.11. From and after the Effective Date, to deliver to Buyer copies of Tenant insurance certificates, prior to the Close of Escrow.

7.3.12. From and after the Effective Date, to use commercially reasonable efforts to obtain and deliver, within 10 days after the Effective Date, a renewal of (i) all leases with Anchor Health Centers or its affiliates which have expired or shall expire on or before December 31, 2007 and (ii) a renewal of the leases with Dr. Perlmutter for Suites 160 and 270, with all of the following terms: a renewal term of no less than five years, base rent of no less than $20.00 per square foot, triple net, with annual rent escalations equal to the change in the Consumer Price Index for the relevant period (collectively, the “Renewals”).

8. Buyer Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow by appropriate certificate that Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.	Conditions Precedent to the Close of Escrow.

9.1. Conditions Precedent. The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.1. All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Close of Escrow, and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

9.1.2. There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

9.1.3. Unless Seller receives notice from Buyer at least thirty (30) days prior to the Close of Escrow, effective as of the Close of Escrow, any management agreement affecting the Real Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller; provided however if Buyer decides to engage the existing management agreement as a sub-manager and so notifies Seller in writing, Buyer may negotiate with manager directly.

9.1.4. No Major Tenant (as hereinafter defined) shall be in default under its Lease nor shall any Major Tenant have given notice that it is discontinuing operations at the Real Property nor shall a Major Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

9.1.5. Seller shall obtain and deliver to Buyer, no later than ten (10) days prior to the Close of Escrow, estoppel certificates and subordination, nondisturbance and attornment agreements (“SNDAs”) from Anchor Health and the Collier Surgery Center (the “Major Tenants”) and (b) SNDAs and estoppel certificates from other tenants sufficient so that Seller has delivered estoppel certificates and SNDAs from tenants representing in the aggregate, at least ninety percent (90%) of the occupied square footage of the Real Property, in all cases on forms provided by (or otherwise approved by) Buyer. The matters certified in the estoppel certificates and any modifications to the SNDA forms shall be subject to Buyer’s reasonable approval. Buyer shall notify Seller within five (5) business days following receipt of a copy of any executed estoppel certificate or SNDA of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. If Buyer reasonably disapproves of any estoppel certificate or SNDA, and Seller is unable to deliver a reasonably acceptable estoppel certificate or SNDA (as the case may be) prior to the Close of Escrow, Buyer shall have the right to terminate this Agreement and to obtain a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other.

9.1.6. Within 10 days after the end of the Due Diligence Period, Seller shall have obtained and delivered the Renewals.

9.2. Effect of Failure. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Paragraph 9, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder except as otherwise set forth herein; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

10. Damage or Destruction Prior to the Close of Escrow. In the event that the Real Property should be damaged by any casualty prior to the Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties (the “Cost of Repairs”), is (a) less than One Hundred Thousand Dollars ($100,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than One Hundred Thousand Dollars ($100,000), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any further obligation to the other except as otherwise set forth herein or (ii) proceed to the Close of Escrow in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. If the casualty is uninsured, Buyer may terminate this Agreement unless Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, if any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the cost of repairs. Any notice required to terminate this Agreement pursuant to this Paragraph shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty.

11. Eminent Domain. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder except as otherwise set forth herein. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property. The foregoing notwithstanding, if the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement.

12. Notices. All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by telecopy or (c) by a nationally recognized overnight delivery courier. Notices delivered in person shall be deemed received upon delivery or refusal thereof; notices delivered by telecopy shall be deemed received upon receipt of confirmation of transmission; and notices delivered by overnight courier shall be deemed received on the business day following transmission. Notices shall be given to the following addresses:

For Seller:	Edward Mace
720 Goodlette Road North, Suite 202
Naples, Florida 34102
(239) 263-8257
(239) 262-6213 Fax
With a copy to:	Kristin M. Conroy
Conroy, Conroy & Durant, P.A.
2210 Vanderbilt Beach Rd., Suite 1201
Naples, Florida 34109
(239) 649-5200
(239) 649-8140 Fax
For Purchaser:	Triple Net Properties, L.L.C.
Attn: Danny Prosky
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
(714) 667-8252
(714) 667-6816 Fax
And a copy to:	Joseph J. McQuade, Esquire

Hirschler Fleischer
2100 E. Cary Street
Richmond, VA 23223-7078
(804) 771-9502
(804) 644-0957 Fax

13.	Remedies.

13.1. Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days thereafter during which period Seller may cure the default, Buyer may at its option, either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer without any further action required from either party; or (b) treat the Agreement as being in full force and effect and bring an action against Seller for specific performance. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

13.2. Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and thereafter seven (7) days, during which period Buyer may cure the default, Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow. If this Agreement is terminated due to the default of Buyer hereunder, Buyer shall, in addition, deliver to Seller, at no cost to Seller, the Due Diligence Items.

14. Assignment. Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller; provided however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder. Buyer may designate up to 35 designees, who will not be contract assignees, to be the grantee under the deed, without Seller’s consent.

15. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

16. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17. Attorney’s Fees. If it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

18. Entire Agreement; Survival. This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall not survive the Close of Escrow or earlier termination of this Agreement, except as expressly limited herein.

19. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

20. Acceptance. Time is of the essence of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Florida and California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Florida and California.

21. Real Estate Commission. Buyer agrees to pay a commission equal to THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) to Grubb and Ellis (“Broker”), if and only if the Close of Escrow occurs according to the terms of this Agreement. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction other than Broker, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby other than Broker. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Paragraph.

22. Cooperation with S-X 3-14 Audit. The Seller acknowledges that Buyer shall have the right to assign all of its rights, title and interest in and to this Agreement.  The assignee may be a publicly registered company (“Registered Company”) promoted by the Buyer.  The Seller acknowledges that it has been advised that if the assignee is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following:

22.1.1.1. 22.1.1.2. 22.1.1.3. 22.1.1.4.	Access to bank statements for the Audited year and stub period;
Rent Roll as of the end of the Audited Year and stub period;
Operating Statements for the Audited Year and stub period;
Access to the general ledger for the Audited Year and stub period;

22.1.1.5.	Cash receipts schedule for each month in the Audited Year and stub period;

22.1.1.6.	Access to invoice for expenses and capital improvements in the Audited Year and stub period;

22.1.1.7.	Accounts payable ledger and accrued expense reconciliations;

22.1.1.8.	Check register for the 3-months following the Audited Year and stub period;

22.1.1.9.	Leases and 5-year lease schedules;

22.1.1.10.	Copies of all insurance documentation for the Audited Year and stub period;

22.1.1.11.	Copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; and

22.1.1.12.	Signed representation letter from any one of Seller’s Managing Partners in the form attached hereto as Exhibit D.

The provisions of this Paragraph shall survive Settlement.

23. Exhibits. The following exhibits are attached hereto and incorporated herein as if actually set forth in this Agreement:

Exhibit A – Legal Description of the Real Property

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Escrow Agreement

Exhibit D – Form Audit Letter

Exhibit E – Rent Roll

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK. SIGNATURES APPEAR ON THE FOLLOWING
PAGE.]

SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE

AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

WITNESS THE FOLLOWING SIGNATURE & SEALS:

SELLER: Commons V Investment Partnership,

a Florida general partnership

/s/ Jerry F. Nichols

Date: 3/16/07 By: Jerry F. Nichols, its Managing Partner

By: Rybek Corporation, a Delaware corporation and

Managing Partner for above partnership

/s/ Edward J. Mace
Date: 3/16/07 By: Edward J. Mace, its
Vice-President

By: Manatee Building Partnership, a Florida

general partnership, and Managing Partner for

above partnership

/s/ George W. Ferguson

Date: 3/16/07	By: George W. Ferguson, its Managing Partner

BUYER:	TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company

By:/s/ Jeff Hanson (SEAL)

Name: Jeff Hanson

Title: Chief Investment Officer

Date: April 16, 2007

ESCROW HOLDER:	LANDAMERICA TITLE COMPANY,

a California corporation

By: /s/ Gale Hunt (SEAL)
Name: Gale Hunt
Title: Sr. Commercial Escrow Officer

Date: March 20, 2007